Exhibit 10.27

March 1, 2024

Stephen Silvestro

41 Fletcher Lane

Hollis, NH 03049

Dear Steve,

On behalf of OptimizeRx Corporation (the “Company”), we are excited to make this amended and restated employment offer to you for the full-time, exempt position of President (this “Amended and Restatement Employment Agreement”), effective upon execution of this Amended and Restatement Employment Agreement (the “Effective Date”). For purposes of determining employment tenure, April 29, 2019 shall be recognized as your start date of employment.

Base Salary. You will be entitled to receive an annual base salary of $400,000.00 at the rate of $16,666.66 per semi-monthly pay period, representing payment for all hours worked, with such increases (but no decreases, unless mutually agreed) as may be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) from time to time (as increased from time to time, the “Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions.

Annual Bonus. In addition to the Base Salary, you will be eligible to receive annual cash bonuses under the Company’s 2022 Cash Bonus Plan and/or any other cash incentive plan maintained by the Company (such plan, the “Bonus Plan”), as determined by the Compensation Committee in its sole discretion within the parameters, and subject to the terms and conditions, of the Bonus Plan, with a target bonus of 60% of your Base Salary. Any bonus payments paid to you is entirely at the discretion of the Compensation Committee and will be subject to the Company’s and your personal performance achievements and to customary tax deductions.

Equity. Following the Effective Date, you may receive grants of equity awards under the Company’s 2021 Equity Incentive Plan and/or any other equity-related incentive plan maintained by the Company (such plan, the “Equity Plan”), as determined by the Compensation Committee in its sole discretion within the parameters, and subject to the terms and conditions, of the Equity Plan. The treatment of any equity awards held by you under the Equity Plan in connection with the termination of your employment shall be determined under the Equity Plan and/or award agreement relating to such award.

Consistent with the foregoing, any equity granted to you, whether restricted stock units (“RSUs”) or options to purchase the Company’s common stock (“Options”) will be granted to you pursuant to the terms of the Equity Plan, as may be amended from time to time, attached hereto as Exhibit A, and the applicable award agreements in substantially similar forms to those attached hereto as Exhibit B, and the Options for the awards shall be at an exercise price equal to the fair market value of the underlying common stock as determined by the closing trading price of the Company’s common stock on the Nasdaq Stock Exchange on the grant date.

Additional Compensation. You shall be eligible to receive such other compensation as may from time to time be awarded to you by the Compensation Committee, in its sole discretion.

Severance Pay. If you undergo a Covered Termination as defined by the Company’s 2023 Executive Severance Plan (the “Severance Plan”), as amended, and attached hereto as Exhibit C, you shall receive severance benefits within the parameters, and subject to the terms and conditions, of the Severance Plan, including your continued compliance with the terms and conditions of this Agreement, your Business Protection Agreement, and execution of the Company Separation Agreement, waiver and release.

Employee Benefits. In addition to your compensation, you will continue to have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including a 401(k) plan, group medical, dental and vision insurance as well as life, AD&D insurance, short and long-term disability benefits. Our 401k plan includes a company match of up to 4%, based on individual contribution. You will also be eligible to participate in our flexible Paid Time Off (PTO) policy. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As President, your responsibilities are outlined in the job description attached hereto as Exhibit D. You shall devote substantially all of your business time (excluding periods of vacation and other approved leaves of absence) to the performance of your duties with the Company, provided the foregoing shall not prevent you from participating in charitable, civic, educational, professional, community or industry affairs.

Expense Reimbursement. We will reimburse you for all approved business expenditures including travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this Amended and Restatement Employment Agreement should be interpreted as creating anything other than an at-will employment relationship.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. The Business Protection Agreement you executed on March 25, 2019, and as attached hereto as Exhibit E shall remain in full force and effect.

Certifications. As a condition of your employment, you certify and reaffirm to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify and reaffirm that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further certify and reaffirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This Amended and Restatement Employment Agreement and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you, including the employment offer made to you on March 18, 2019, as amended on March 10, 2020 and February 28, 2022 (the “Original Silvestro Employment Agreement”). Upon execution of this Amended and Restatement Employment Agreement, the Original Silvestro Employment Agreement shall terminate and the terms set forth therein shall be null and void.

If you have any questions, please do not hesitate to call me to discuss. Please sign and date below and return one copy of this letter to the Company.

With best regards,

/s/Marion Odence-Ford
Marion Odence-Ford
General Counsel & Chief Compliance Officer

Acknowledged and agreed:

Stephen Silvestro
Printed Name

/s/ Stephen Silvestro	April 12, 2024
Signature	Date:

Exhibit A

OptimizeRx Corporation

2021 Equity Incentive Plan

Exhibit B

OptimizeRx Corporation

2021 Equity Incentive Plan

Forms of Award Agreements

Exhibit C

OptimizeRx Corporation

2023 Executive Severance Plan

Exhibit D

OptimizeRx Corporation

President Job Description

Exhibit E

Silvestro Business Protection Agreement